Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 10, 2025

Colgate-Palmolive Company

300 Park Avenue

New York, New York, 10022

To the addressee referred to above:

We are acting as counsel to Colgate-Palmolive Company, a Delaware corporation (the “Company”), in connection with its proposed sale, pursuant to the Underwriting Agreement dated November 3, 2025 (the “Agreement”) among the Company and Barclays Bank PLC and Banco Bilbao Vizcaya Argentaria, S.A., as representatives of the several underwriters named therein, of €600,000,000 principal amount of the Company’s 3.250% Senior Notes due 2035 (the “Securities”). The Securities are to be sold pursuant to the Company’s registration statement on Form S-3, as amended (File No. 333-275201) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on October 27, 2023, the prospectus dated October 27, 2023 (the “Prospectus”), as supplemented by the supplement to the Prospectus dated November 3, 2025 (the “Prospectus Supplement”). The Securities are to be issued pursuant to an Indenture, dated November 15, 1992, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Indenture”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) The Bank of New York Mellon (formerly known as the Bank of New York), as successor trustee (the “Trustee”) under the Indenture, filed as Exhibit 4.1 to the Registration Statement, has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, (vi) at the time of offer, issuance and sale of any Securities, no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect and (vii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. For more information see www.hoganlovells.com.

Colgate-Palmolive Company	- 2 -	November 10, 2025

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the General Corporation Law of the State of Delaware, as amended, and (ii) the laws of the State of New York (but not including any statutes, rules, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Securities have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration for the Securities specified in the Agreement and (ii) the due execution, authentication, issuance and delivery of the Securities pursuant to the terms of the Indenture, the Securities will constitute valid and binding obligations of the Company.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

We note that, with reference to obligations stated to be payable in a currency other than U.S. dollars, that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in any such other currency is to be rendered in such other currency but is then to be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a federal court sitting in the State of New York in respect of an obligation denominated in any such other currency will be expressed in U.S. dollars, but we express no opinion as to the date of the rate of exchange such federal court will apply. Further with respect to both a New York State court or a federal court, we express no opinion as to any rate of exchange that might be applied.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Colgate-Palmolive Company	- 3 -	November 10, 2025

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP